Exhibit 99.1

GLORI ENERGY INC. REPORTS SECOND QUARTER 2014

OPERATING AND FINANCIAL RESULTS

HOUSTON, August 12, 2014 – Glori Energy Inc. (NASDAQ: GLRI) ("Glori"), an energy technology company focused on enhanced oil recovery using its proprietary AERO System, today reported financial and operating results for the three months ended June 30, 2014. Highlights include:

•	Completion of a reverse merger with Infinity, resulting in Glori listing on the NASDAQ

•	Addition of Glori to the Russell 2000 and 3000

•	Exceeded production targets for the newly acquired Coke Field and began preparations for implementing the AERO System

•	Signed up 5 new E&P clients constituting up to 7 new projects for our AERO System technology service.

Stuart Page, Chief Executive Officer of Glori Energy, said: “Execution of Glori’s growth plans took several very important steps forward this quarter. In April, we became a publicly traded company and significantly expanded our access to capital to support our growth.

“With sustained high oil prices, we believe market conditions are extremely supportive of our two pronged approach to building our business. We believe that the strategy to use our patented AERO technology on our own producing fields to drive growth in oil recovery and generate steadily increasing cash flow, supports our aggressive marketing program of the AERO technology to third-party oil producers worldwide.

“We are excited to be moving forward towards the implementation of AERO on our East Texas oil property, the Coke Field, which we acquired in March of 2014. This acquisition marks the first step in Glori’s plans to identify and acquire oil producing assets that complement our technology. We see significant upside potential in the Coke Field as it has the attributes we have identified for successful implementation of Glori’s technology. Based on modeling of the effectiveness of the system, we believe we have the potential to increase average daily production from the Coke Field by 30 to 60 percent. Preparations are underway to begin implementation of the AERO System in the field towards the end of the fourth quarter of this year, with initial response expected in the first half of 2015.

“To support our planned growth in the oil production segment, in the second quarter we added talented technical and professional staff to help us execute on our producing field asset acquisition strategy.

“In our technology services segment, Glori signed five AERO service contracts with producers located in the USA and Canada, constituting up to 7 field projects that we expect to commence in the next two quarters.” Page said.

Financial Results

Glori generates revenues through the production and sale of oil and natural gas (the “Oil and Gas Segment”) and through services provided to third party oil companies (the “Services Segment”).

Revenues for the second quarter of 2014 increased 494% from a year ago to $5.6 million. Revenues from our Oil and Gas Segment in the latest quarter increased to $3.6 million from $164,000 year over year due to the acquisition, completed in March 2014, of the Coke Field in East Texas. Revenues from our AERO technology Services Segment increased 148% from a year ago to $1.9 million in the second quarter of 2014.

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization ("adjusted EBITDA") for the second quarter of 2014 was a negative $479,000, compared to adjusted EBITDA of negative $1.7 million for the second quarter of 2013 (see the accompanying reconciliation of net loss to adjusted EBITDA).

Net loss for the second quarter of 2014, which includes a loss from commodity derivatives of $2.8 million, a $480,000 charge from debt prepayment and $233,000 of merger and acquisition costs, was $6.1 million, or a net loss per common share of $0.20 per share. Excluding the impact of these three special items, the net loss was $2.6 million or an adjusted loss of $.09 per common share. This compares to a second quarter 2013 net loss of $2.1 million, or a loss of $1.92 per share (see the accompanying reconciliation of reported net loss to net loss excluding special items).

Oil and Gas Segment

The Coke Field in East Texas was acquired on March 14th 2014. We have integrated operations and initiated preparations to unitize the field ahead of deployment of the AERO system, scheduled for the end of 2014.

Revenues from oil, condensate and natural gas increased to $3.6 million in the second quarter of 2014, from $164,000 for the same period of 2013. Average daily production was 525 barrels BOE/D with an average realized oil price of approximately $92.63. Production from liquids (oil and condensate) represented approximately 91% of total production for the second quarter of 2014.

Oil and gas operating expenses in the second quarter of 2014 were $3.0 million compared to $547,000 in the second quarter of 2013 due principally to the Coke Field acquisition, additions to professional and technical staff associated with the growth of Glori’s Oil and Gas segment, acquisition costs, and costs associated with the sourcing and evaluation of potential oil property acquisitions. Included in operating expenses are lease operating expenses, workover costs, production and ad valorem taxes, compensation expense for acquisitions and production professional staff, and related expenses in connection with identifying and analyzing potential acquisitions and managing our oil and gas assets. Lease operating expenses in the Coke Field were higher in the second quarter of 2014 than originally expected, and higher than historical levels due primarily to maintenance, repairs and upgrades on surface equipment. Total operating expenses for the oil and gas segment also includes expenses for Glori’s Etzold greenfield lab in Kansas.

Services Segment

In Q2, 2014 we added five new clients, bringing up to 7 field projects that will reach field deployment stage over the coming two to three quarters.

Revenues from our AEROTM technology Services Segment increased 148% from a year ago to $1.9 million in the second quarter of 2014. As of June 30, 2014, Glori had $1.3 million in services deferred revenues on the balance sheet. The deferred revenues balance will be recognized over the next 12-15 months, as we commence the field implementation phase of certain AERO service contracts, and also begin to earn additional monthly fees related to such projects. Deferred revenues will increase and decrease from quarter to quarter as we commence new projects and as we recognize deferred revenues on others. The profit margin on service revenues can vary from quarter to quarter dependent on the timing of the recognition of revenues on projects and the incurrence of start-up costs on new projects prior to recognizing revenues.

Services operating expenses increased to $1.5 million in the second quarter of 2014 compared to $591,000 in the prior year quarter due to the increased services activities from third party client projects. Services operating expenses include: nutrient solution, materials, supplies, travel, trucking, and costs of personnel engaged in the AERO services field deployment phase.

Other Expenses

Science and technology expenses decreased slightly to $397,000 in the second quarter of 2014 compared to $405,000 in the second quarter of 2013. Science and technology expenses include personnel expenses, supplies and other administrative expenses attributable to the analysis phase of AERO service projects and ongoing research and development of technology performed at Glori’s Houston laboratory facility.

Selling, general and administrative ("SG&A") expense was $1.4 million in the second quarter of 2014, compared to $1.1 million in the prior-year period. Included in SG&A for the second quarter of 2014 were merger and acquisition expenses estimated at $233,000 consisting of third party professional fees associated with acquisition due-diligence, acquisition related audit and legal fees, financing-related costs, and outside professional services for setup and configuring of new software.

Depreciation, depletion and amortization ("DD&A") was $1.2 million in the second quarter of 2014, up from $126,000 in the prior-year period. The year-over-year increase in DD&A expense was due to higher overall production as a result of the Coke Field acquisition.

Interest expense totaled $1.3 million in the second quarter of 2014, compared with $253,000 in the second quarter of 2013. The increase was the result of borrowings in connection with the Coke Field acquisition in March 2014. Included in interest expense in the second quarter of 2014 are charges totaling $480,000 in connection with debt prepayment.

Glori had commodity swaps in place covering approximately 66% of oil and condensate production for the second quarter of 2014. We continue to maintain swaps covering a portion of estimated future production. In the second quarter ended June 30, 2014, Glori incurred a loss on commodity derivatives in the amount of $2.8 million, which includes $223,000 in total cash settlements paid on derivatives. Glori did not engage in commodity swaps in the previous year’s second quarter.

Liquidity

At June 30, 2014, Glori had working capital of $31.2 million, up from $15.1 million at December 31, 2013, and our cash and cash equivalents were $38.2 million up, from $20.9 million at year-end 2013. In connection with the business combination with Infinity Cross Border Acquisition Corporation, which closed April 14, 2014, Glori received approximately $35.7 million in net proceeds. We are pursuing the acquisition of oil properties, which we expect to fund from existing cash balances, borrowings under reserve-based credit facilities to be established, and the possible issuance of equity securities.

Conference Call

Glori has scheduled a conference call for 10:00 a.m. EDT (9:00 a.m. CDT) on Tuesday, August 12th to provide commentary on second quarter 2014 financial and operating results. Glori invites interested parties to join the conference call by dialing (877) 604-9371 (Conference ID: 81465718) or accessing the audio webcast via the Investor Relations section of Glori’s website at www.glorienergy.com. Participants are asked to join the conference at least 10 minutes prior to the scheduled start time.

A telephonic replay of the conference call will be available approximately two hours after the call on August 12, 2014 through August 19, 2014. Participants may access the replay by dialing (855) 859-2056 (toll free) or (404) 537-3406 (international).

About Glori Energy Inc.

Glori Energy Inc. (NASDAQ: GLRI) is a Houston-based energy technology company known for its proprietary AEROTM System, a highly efficient, biotechnology process for increasing oil recovery from existing reservoirs. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped. Glori’s AERO technology recovers trapped oil by stimulating a reservoir’s native microorganisms to sustainably increase the ultimate incremental recovery. Glori applies its technology to fields the company acquires and redevelops onshore in the U.S., and also provides its AERO System as a service to third party E&P companies. For more information, visit www.GloriEnergy.com.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, planned implementations of our technology, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including earnings, revenues, expenses, margins, or any other financial expectations are not realized; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and  the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori’s ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

vperez@glorienergy.com

Media Contact

Meredith Frazier

BIGfish Communications

(513) 402-8833

Glori@BIGfishMarket.com

Balance Sheet

(in thousands, except share and per share data)

	December 31, 2013	June 30, 2014
		(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$20,867	$38,204
Accounts receivable, less allowance for doubtful accounts of $80 and $40 as of December 31, 2013 and June 30, 2014, respectively	307	1,701
Prepaid expenses and other current assets	71	167
Inventory	24	387
Total current assets	21,269	40,459

Property and equipment:
Proved oil and gas properties - successful efforts	3,141	42,985
Other property and equipment	4,892	5,214
	8,033	48,199
Less: accumulated depreciation, depletion and amortization	(5,223)	(6,674)
Total property and equipment, net	2,810	41,525

Deferred offering costs	378	—
Deferred loan costs	162	706
Total assets	$24,619	$82,690

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$534	$1,501
Deferred revenues	1,753	1,280
Accrued expenses	417	2,430
Current portion of long-term debt	3,499	4,042
Total current liabilities	6,203	9,253

Long-term liabilities:
Long-term debt, less current portion	1,771	17,510
Other long-term liabilities	449	2,892
Total long-term liabilities	2,220	20,402
Total liabilities	8,423	29,655

Commitments and contingencies

Stockholders' equity:
Common stock, $.0001 par value, 100,000,000 shares authorized, 22,450,688 and 31,389,716 shares issued and outstanding as of December 31, 2013 and June 30, 2014, respectively
	2	3
Additional paid-in capital	61,609	105,191
Accumulated deficit	(45,415)	(52,159)
Total stockholders' equity	16,196	53,035
Total liabilities and stockholders' equity	$24,619	$82,690

P&L Statement

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2014	2013	2014
	(Unaudited)		(Unaudited)
Revenues:
Oil and gas revenues	$164	$3,644	$271	$4,386
Service revenues	771	1,912	1,388	2,172
Total revenues	935	5,556	1,659	6,558

Operating expenses:
Oil and gas operations	547	2,994	1,122	4,221
Service operations	591	1,517	1,161	2,058
Science and technology	405	397	772	717
Selling, general and administrative	1,087	1,370	2,154	2,632
Depreciation, depletion and amortization	126	1,158	299	1,606
Total operating expenses	2,756	7,436	5,508	11,234

Loss from operations	(1,821)	(1,880)	(3,849)	(4,676)

Other (expense) income:
Interest expense	(253)	(1,257)	(518)	(1,604)
Gain on change in fair value of warrants	—	—	—	2,454
Loss on commodity derivatives	—	(2,791)	—	(2,791)
Other income (expense)	—	10	(15)	15
Total other (expense) income, net	(253)	(4,038)	(533)	(1,926)

Net loss before taxes on income	(2,074)	(5,918)	(4,382)	(6,602)

Income tax expense	—	142	—	142

Net loss	$(2,074)	$(6,060)	$(4,382)	$(6,744)

Net loss per common share, basic and diluted	$(1.92)	$(0.20)	$(4.09)	$(0.26)

Weighted average common shares outstanding, basic and diluted	1,078	29,642	1,071	26,179

Cash Flow

(in thousands)

	Six Months Ended June 30,
	2013	2014
	(Unaudited)

Cash flows from operating activities:
Net loss	$(4,382)	$(6,744)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, depletion and amortization of property and equipment	299	1,606
Stock-based compensation	446	155
Amortization of deferred loan costs	98	223
Accretion of end-of-term charge	48	48
Loss on disposal of property and equipment	15	—
Gain on change in fair value of warrant liabilities	—	(2,454)
Accretion of discount on long-term debt	33	33
Loss on change in fair value of commodity derivatives	—	2,568
Changes in operating assets and liabilities:
Accounts receivable	(113)	(1,394)
Prepaid expenses	(52)	(96)
Inventory	39	(36)
Accounts payable	(7)	433
Deferred revenues	17	(473)
Accrued expenses	(206)	864
Net cash used in operating activities	(3,765)	(5,267)

Cash flows from investing activities:
Purchase of proved oil and gas property	—	(39,581)
Purchase of other property and equipment	(272)	(149)
Net cash used in investing activities	(272)	(39,730)

Cash flows from financing activities:
Proceeds from issuance of common stock, preferred stock and preferred warrants	11,703	5,019
Proceeds from issuance of long-term debt	—	24,035
Proceeds from exercise of warrants	—	4,137
Proceeds from Merger with Infinity	—	38,490
Payments for deferred offering costs	(45)	(2,794)
Payments for deferred loan costs	—	(767)
Payments on long-term debt	(894)	(5,786)
Net cash provided by financing activities	10,764	62,334

Net increase in cash and cash equivalents	6,727	17,337

Cash and cash equivalents, beginning of period	18,707	20,867

Cash and cash equivalents, end of period	25,434	38,204

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended June 30		For the Six Months Ended June 30
(in thousands, except per share data)	2013	2014	2013	2014

Net loss	$(2,074)	$(6,060)	$(4,382)	$(6,744)
Gain on change in fair value of warrants	-	-	-	(2,454)
Loss on commodity derivatives	-	2,791	-	2,791
Debt prepayment charges	-	480	-	480
Non-recurring merger and acquisition costs	-	233	-	233

Adjusted net loss	$(2,074)	$(2,556)	$(4,382)	$(5,694)

Adjusted net loss per share	$(1.92)	$(0.09)	$(4.09)	$(0.22)

Weighted average common shares outstanding*	1,078	29,642	1,071	26,179

*Weighted average common shares outstanding for the three and six months ended June 30, 2013 have been adjusted to retroactively reflect the common shares received in the business combination with Infinity Cross Border Corporation in exchange for the previously stated weighted average outstanding common shares outstanding during the period.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (“Adjusted EBITDA”)

	For the Three Months Ended June 30		For the Six Months Ended June 30
(in thousands)	2013	2014	2013	2014

Net loss	$(2,074)	$(6,060)	$(4,382)	$(6,744)
Taxes on income	-	142	-	142
Gain on change in fair value of warrants	-	-	-	(2,454)
Loss on commodity derivatives	-	2,791	-	2,791
Interest expense	253	1,257	518	1,604
Depreciation, depletion and amortization	126	1,158	299	1,606
Non-recurring merger and acquisition costs	-	233	-	233
Adjusted EBITDA	$(1,695)	$(479)	$(3,565)	$(2,822)